Exhibit 10.13

INDUSTRIAL LEASE AGREEMENT

This Industrial Lease Agreement (this “Lease”) is made and entered into on May 31, 2012, by and between BRYAN FAMILY PARTNERSHIP II, LTD., a California limited partnership (“Landlord”), and SOLADIGM, INC., a Delaware corporation (“Tenant”), sometimes collectively referred to herein as “Parties”.

1. PARTIES. This Lease is by and between Landlord and Tenant as indicated immediately above.

2. PREMISES.

2.1 Description of Premises. Landlord hereby leases to Tenant and Tenant leases from Landlord for the term, at the rental amount, and upon all of the conditions set forth herein, that certain real property consisting of Landlord’s right, title, and interest in and to that certain parcel of land more particularly described on Exhibit A, attached hereto and incorporated herein by this reference, together with all of Landlord’s right, title, and interest, if any, in and to all easements, rights of way, appurtenances, and other rights and benefits belonging to such parcel of land situated in the County of Santa Clara, State of California, commonly known as 195 S. Milpitas Boulevard, Milpitas, CA 95035, (the “Premises”) consisting of 77,200 square feet.

2.2 Condition of Premises. As of the date of this Lease, Tenant is in possession of the Premises, as subtenant, pursuant to the terms of that certain Sublease Agreement dated June 16, 2009 (as amended, the “Sublease”), by and between Tenant, as sublessee, and Seagate Technology LLC, a Delaware limited liability company (“Seagate”), as sublessor, which Sublease is subject to the terms of that certain Lease dated September 7, 1994, by and between Landlord, as landlord, and Conner Peripherals, Inc. (as amended from time to time, the “Existing Lease”), wherein Seagate succeeded to the interests of Conner Peripherals, Inc. under the Existing Lease and is the current tenant under the Existing Lease. The Existing Lease is scheduled to expire by its terms on April 30, 2013, and the Sublease is scheduled to expire on October 31, 2012. Concurrently with the execution of this Lease, Landlord is entering into a termination agreement with Seagate to terminate the Existing Lease as of May 31, 2012, and Seagate and Tenant are entering into a termination agreement to terminate the Sublease as of May 31, 2012. This Lease is conditioned on Landlord and Tenant securing their respective termination agreements with Seagate as described in the preceding sentence. Tenant acknowledges that Tenant is fully familiar with the physical condition of the Premises, and that neither Landlord nor Landlord’s agent has made any representation or warranty, express or implied, with respect to the suitability of the Premises for Tenant’s business. THE LEASE OF THE PREMISES IS ON AN “AS IS” BASIS, IT BEING AGREED THAT TENANT WILL LEASE THE PREMISES IN ITS PRESENT CONDITION WITH ALL FAULTS. LANDLORD HEREBY DISCLAIMS ANY AND ALL EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE RELATIVE TO THE PREMISES OR ANY COMPONENT PART THEREOF.

3. TERM.

3.1 Term. The Term of this Lease shall be for thirty-six (36) months commencing June 1, 2012 (the “Commencement Date”) and ending on May 31, 2015 (the: “Termination Date”), unless sooner terminated pursuant to any provision hereof.

3.2 Delay in Commencement. Notwithstanding said Commencement Date, if for any reason Landlord cannot deliver possession of the Premises to Tenant on said date, Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or the obligation of Tenant hereunder or extend the term hereof. In such event, the Commencement Date shall be adjusted to be the date the Landlord delivers possession of the Premises to Tenant and Rent shall commence on the adjusted Commencement Date. If the Commencement Date is not the first of the calendar month, Rent shall be prorated for such partial month. Nothing herein shall affect the Termination Date.

3.3 Renewal Option. Tenant shall have one (1) option to renew the Term of this Lease at the then fair market value for an additional three (3) year period (the “Extension Term”). For purposes of rent during the Extension Term, “fair market value rent” shall mean the rental rate per square foot for industrial space comparable to the Premises in building type and age in the Milpitas area of Santa Clara County, California for leases being entered into at or about the time the determination is being made and adjusted to reflect the change if any, in market rates being experienced indicating the rates at or about this time of the commencement of the renewal term, taking into account and being adjusted for tenant concessions, brokerage commissions, tenant improvement allowances, existing improvements in the Premises (where Landlord does not have the right to have Tenant remove) as compared to the market comparables, the method of allocating and who pays for operating expenses and taxes, and the term of the lease being compared in relation to the renewal term. Fair market value rent shall not include rent attributable to improvements performed or installed by Tenant at its expense. In no event shall the fair market value rent be less than the Base Rent for the Premises at the end of the Term. Tenant shall exercise such option in writing to Landlord no later than nine (9) months prior to end of initial Term (the “Extension Notice”).

3.3.1 Within 30 days after receiving the Extension Notice, Landlord shall give Tenant either (i) written notice (“Landlord’s Binding Notice”) accepting Tenant’s estimate of the fair market value rent for the Extension Term stated in the Extension Notice, or (ii) written notice (“Landlord’s Rejection Notice”) rejecting such estimate and stating Landlord’s estimate of the fair market value rent for the Extension Term. If Landlord gives Tenant a Landlord’s Rejection Notice, Tenant, within 15 days thereafter, shall give Landlord either (i) written notice (“Tenant’s Binding Notice”) accepting Landlord’s estimate of the fair market value rent for the Extension Term stated in such Landlord’s Rejection Notice, or (ii) written notice (“Tenant’s Rejection Notice”) rejecting such estimate. If Tenant gives Landlord a Tenant’s Rejection Notice, Landlord and Tenant shall work together in good faith to agree in writing upon the fair market value rent for the Extension Term. If, within 30 days after delivery of a Tenant’s Rejection Notice, the parties fail to agree in writing upon the fair market value rent, the provisions of Section 3.3.2 below shall apply.

3.3.2 Within ten (10) days of the Parties determining by giving written notice from either party to the other that they cannot agree on the fair market value rent, each shall specify in writing to the other the name and address of a person to act as the appraiser on its behalf. Each such person shall be an MAI certified commercial appraiser or a real estate broker with at least five (5) years of experience with the prevailing market rents for the area in which the Premises are located. If either party fails to timely appoint an appraiser, the determination of the timely appointed appraiser shall be final and binding. The two appraisers shall have thirty (30) days from the day of their respective appointments (the “Determination Period”) to make their respective determinations and agree on the fair market value rent. If the two appraisers selected by Landlord and Tenant cannot reach agreement on the fair market value rent, such appraisers shall within five (5) business days jointly appoint an impartial third appraiser with qualifications similar to those of the first two appraisers, and the fair market value rent shall be established by the three appraisers in accordance with the following procedures: The appraiser selected by each party shall state in writing his determination of the fair market value rent, which determination will provide for periodic adjustments to the Base Rent if such appraiser believes that such adjustments are appropriate. The first two appraisers shall arrange for the simultaneous delivery of their determinations to the third appraiser no later than ten (10) days after the expiration of the Determination Period. The role of the third appraiser shall be to select which of the two proposed determinations most closely approximates the third appraiser’s determination of the fair market value rent, and shall have no more than ten (10) days in which to select the final determination. The determination chosen by the third appraiser shall constitute the decision of the appraisers and be final and binding on the parties. Each party shall pay the cost of its own appraiser and shall share equally the cost of the third appraiser.

4. RENT.

4.1 Definition of Rent. For purposes of this Lease, all monetary obligations of Tenant hereunder to Landlord are deemed to be Rent, whether that term is denominated as “Base Rent”, “Additional Rent”, or “Rent” as defined herein. Rent shall be payable in advance on the first day of each month of the Term and is deemed paid when received by Landlord. Rent shall be payable in lawful money of the United States to Landlord at the address stated herein or to such other persons or at such other places as Landlord may designate in writing.

4.2 Base Rent. Tenant shall pay Base Rent to Landlord for the Premises in equal monthly payments as follows:

4.2.1 $0 for months one (1) through three (3);

4.2.2 $50,180 at the rate of $.65 per square foot for months four (4) through twelve (12);

4.2.3 $54,040 at the rate of $.70 per square foot for months thirteen (13) through twenty-four (24); and

4.2.4 $57,900 at the rate of $.75 per square foot for months twenty-five (25) through thirty-six (36). Rent for any period during the term hereof which is for less than one month shall be a pro rata portion of the monthly installment.

4.3 Additional Rent: Triple Net Lease. This Lease is a Triple Net Lease, and all Rent payable to Landlord is intended to be net of any and all expenses, costs, and obligations of every kind and nature whatsoever relating to the operation, maintenance, repair, replacement (to the extent permitted to be passed through to Tenant pursuant to this Lease) and management of the Premises. The Parties intend that the rental obligations of Tenant hereunder shall be separate and independent covenants and agreements and shall continue unaffected unless such obligations have been modified or terminated pursuant to an express provision of this Lease. Except as expressly provided in this Lease, Landlord shall bear no cost or expense of any type or nature with respect to the Premises. Tenant’s responsibilities under this lease include but are not limited to the payment of all taxes, operating and maintenance expenses for the Premises, and insurance as more particularly defined in Sections 5, 8, 9 and 11 of this Lease.

4.4 Late Charge. Tenant hereby acknowledges that late payment by Tenant to Landlord of rent and other sums due hereunder will cause Landlord to incur costs not contemplated by the Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Other remedies for non-payment of Rent notwithstanding, if Tenant fails to pay any scheduled installments of Rent to Landlord under this Lease within five (5) days of its due date, Tenant shall pay to Landlord, as Additional Rent, a late charge equal to five percent (5%) of the overdue amount. Notwithstanding the foregoing, Landlord will not assess a late charge until Landlord has given written notice of such late payment for the first late payment in any twelve (12) month period and after Tenant has not cured such late payment within three (3) business days from receipt of such notice. No other notices will be required during the following twelve (12) months for a late charge to be incurred. In addition, interest shall accrue on all delinquent amounts from the 31st day that such amounts are due until paid at the lower of the rate of ten percent (10%) per annum from the date such payment is due until paid, or the highest rate permitted by applicable law. The parties hereby agree such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In the event Tenant makes payment by check for any payment due hereunder and such check is returned by Landlord’s or Tenant’s financial institution for any reason, except for bank error, the amount paid by such check shall be deemed delinquent and subject to said late charge. For any checks returned as “insufficient”, Tenant shall be charged a fee a $50.00 per occurrence.

5. REAL PROPERTY TAXES.

5.1 Taxes. During the term of this Lease, Tenant shall pay to Landlord, at least thirty (30) days prior to the same becoming delinquent, all real estate taxes and assessments (including, without limitation, all assessments for public improvements or benefits) levied upon the Premises and the legal lot which includes the Premises.

5.2 Definition of Real Estate Taxes. As used herein, the term “real estate taxes and assessments” shall include any form of taxes, assessment, license fee, commercial rental taxes, levy, penalty if such penalty may be directly related to act or omission of Tenant, or tax (other than inheritance or estate taxes), imposed upon the real property and improvements constituting the Premises by any authority having the direct or indirect power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement district thereof, as against any legal or equitable interest of Landlord in the Premises or in the real property of which the Premises is a part, as against Landlord’s right to rent or gain any other income therefrom, or as against Landlord’s business of leasing the Premises, but shall not include personal income taxes, personal property taxes, inheritance taxes or franchise taxes levied against Landlord, but not directly against the Premises, or interest or penalties incurred by Landlord as a result of Landlord’s late payment of real estate taxes and assessments. “Real estate taxes and assessments” also include any charge or fee replacing any tax or assessment previously included within the definition of real estate taxes and assessments, and any tax or charge for fire protection, streets, sidewalks, road maintenance, refuse or other services provided to the Premises by any governmental agency.

5.3 Proration. Any such tax or assessment for the year in which the term of this Lease commences or ends shall be prorated. With respect to any assessment which may be levied against or upon the Premises and which, under the laws then in force, may be evidenced by improvement or other bonds payable in annual installments, only the annual payments on said assessment shall be included in computing Tenant’s obligation for taxes and assessments.

5.4 Personal Property Taxes. During the term of this Lease, Tenant shall pay to the applicable authority prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in or on the Premises, and when possible Tenant shall cause said fixtures, furnishings, equipment and other personal property to be assessed and billed separately from the real property of Landlord. In the event any or all of Tenant’s fixtures, furnishings, equipment and other personal property shall be assessed and taxed with Landlord’s real property, Tenant shall pay as Additional Rent to Landlord its share of such taxes at least thirty (30) days prior to such taxes becoming delinquent, provided that Landlord has delivered a written statement setting forth the taxes applicable to Tenant’s property.

6. SECURITY DEPOSIT. Tenant shall deposit with Landlord upon execution hereof $75,000 as security for Tenant’s faithful performance of Tenant’s obligations hereunder (the “Security Deposit”). If Tenant fails to pay Rent, rental taxes, late charges, or any other charges due hereunder, or otherwise defaults with respect to any provision of this Lease beyond applicable notice and cure periods, Landlord may use, apply or retain all or any portion of the Security Deposit for the payment of any rent or other charges in default, the repair of such damage to the Premises, or for the payment of any other sum to which Landlord may become obligated to spend by reason of Tenant’s default. If Landlord so uses or applies all or any portion of the Security Deposit, Tenant shall, within ten (10) days after written demand therefore, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full amount hereinabove stated and Tenant’s failure to do so in a timely manner shall be a material breach of this Lease. Landlord shall not be required to keep the Security Deposit separate from Landlord’s general accounts. If Tenant performs all of Tenant’s obligations hereunder, the Security Deposit, or so much thereof as has not theretofore been applied by Landlord shall be returned, without payment of interest or other increment for its use, to Tenant at the expiration of the term hereof, and within thirty (30) days after Tenant has vacated the Premises. No trust relationship created herein between Landlord and Tenant with respect to the Security Deposit.

7. USE.

7.1 Use. The Premises shall be used for office, research and development, manufacture, marketing and sales, distribution and warehouse of solar control films and other thin films for architectural windows and other glass surfaces in connection with Tenant’s business operations, subject to this Section 7, and for any other legal businesses in compliance with law and consistent with general uses for similar types of properties in the Milpitas/Fremont area, and for no other purposes.

7.2 Compliance with Laws.

7.2.1 General Provisions. Tenant shall, at Tenant’s expense, comply with all applicable statutes, ordinances, rules, regulations, orders, restrictions of record, and all of the requirements of all municipal, state and federal authorities in effect during the Term or any part of the Term hereof regulating the use of the Premises by Tenant; provided, however, nothing herein shall require Tenant to perform structural or capital improvements or incur any other capital expenditures unless the necessity of such improvements or expenditures is triggered by Tenant’s particular use of the Premises.

7.2.2 Noise and Toxic Waste.

7.2.2.1 Tenant shall not commit, or suffer to be committed, any waste upon the Premises, or any nuisance or other act or thing which may disturb the quiet enjoyment of any other occupant in the vicinity of the Premises. No noise, vibrations or offensive odors shall be emitted outside of the Premises as a result of Tenant’s use of the Premises.

7.2.2.2 Tenant shall not use, store or permit toxic waste or other toxic or hazardous substances or materials (collectively “Hazardous Materials”) on the Premises during the term of this Lease, without the prior written consent of Landlord. In the event Tenant desires to use or store toxic or hazardous substances on the Premises (including but not limited to petroleum based fuels), Tenant shall request such use in an application to Landlord which shall explain in detail the types of chemicals/substances which Tenant desires to use, the proposed location and manner of storage of same and the manner of disposition of such chemicals/substances or by-products or remains thereof. Attached to this Lease as Exhibit C is a list of Hazardous Materials used by Tenant in its business operations, which list is hereby approved by Landlord. Tenant shall deliver to Landlord copies of all studies, reports and other information submitted by Tenant to any governmental entity or agency regulating the use of such substances and materials, concurrently with the delivery of same to such governmental agency or entity. In no event shall Tenant store any chemicals/substances in underground tanks. Tenant’s business and operations, and its handling, storage, use and disposal of Hazardous Materials shall at all times comply with all Environmental Laws (which are defined below). Tenant shall secure and abide by all permits necessary for Tenant’s operations on the Premises. Tenant shall give or post all notices required by all Environmental Laws. In the event that any such Hazardous Materials are found on, under or about the Premises except as expressly allowed by Landlord, and such Hazardous Materials are caused by Tenant or Tenant’s employees, agents, officers, contractors, directors and shareholders (“Tenant Party”), Tenant shall take all necessary and appropriate actions and shall spend all necessary sums to cause the same to be cleaned up and immediately removed from and about the Premises, and Landlord shall in no event be liable or responsible for any costs or expenses incurred in so doing. Tenant shall at all times observe and satisfy the requirements of, and maintain the Premises in compliance with, all federal, state and local environmental protection, occupational, health and safety and similar laws, ordinances, restrictions, licenses and regulations (collectively, “Environmental Laws”), including but not limited to, the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), Safe Drinking Water Act (42 U.S.C. Section 3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), Clean Air Act (42 U.S.C. Section 7401 et seq.), and Comprehensive Environmental Response of Compensation and Liability Act (42 U.S.C. Section 9601 et seq.). Should Tenant at any time receive any notice of violation of any laws, including those aforementioned, or be given a citation with respect thereto, Tenant shall (i) promptly notify Landlord of such violation or citation, (ii) provide Landlord with a copy of same, (iii) if such violation or citation relates to Hazardous Materials used or caused by Tenant or a Tenant Party, cure the deficiency set forth in the violation or citation within twenty (20) days after the date of receipt thereof and (iv) if such violation or citation relates to Hazardous Materials used or caused by Tenant or a Tenant Party, provide Landlord with proof of the curing of such deficiency or complained of matter. With respect to clause (iii) above, (A) if Tenant is not responsible for such violation or citation pursuant to the terms of this Lease, Tenant shall not be obligated to correct such violation or citation, or (B) if such notice relates to a matter which is Tenant’s obligation under this Lease and Tenant in good faith believes such notice and corrective action is not required under applicable law, Tenant shall not be obligated to correct such matter until it has had reasonable opportunity to pursue administrative procedures provided by applicable law.

Should Tenant at anytime default in or fail to perform or observe any of its obligations under this Section 7 after applicable notice and cure periods, Landlord shall have the right, but not the duty, without limitation upon any of Landlord’s other rights pursuant hereto, to perform the same, and Tenant agrees to pay to Landlord, within thirty (30) days of demand, all costs and expenses incurred by Landlord in connection therewith, including, without limitation, reasonable attorneys’ fees, together with interest from the date of expenditure at ten percent (10%) per year. Tenant hereby indemnifies Landlord and agrees to defend with counsel reasonably approved by Landlord and hold Landlord harmless from any loss incurred by or liability imposed on Landlord by reason of Tenant’s failure to perform or observe any of its obligations or agreements under this Section 7. Landlord may enter the Premises at any time, with reasonable notice at least twenty-four (24) hours in advance, except in the event an emergency arises, for the purpose of ascertaining compliance by Tenant with the requirements of this Section 7.

7.2.2.3 To the best of Landlord’s knowledge, other than as disclosed in writing to Tenant, there does not exist on the Premises any toxic waste or other toxic or hazardous substances or materials.

7.2.2.4 Notwithstanding anything set forth in this Lease, Tenant shall only be responsible for contamination of Hazardous Materials or any cleanup resulting directly therefrom, resulting directly from matters occurring or Hazardous Materials deposited (other than by contractors, agents or representatives controlled by Landlord) by Tenant or a Tenant Party during the Term, and any other period of time during which Tenant is in actual or constructive occupancy of the Premises. Tenant shall not be liable or responsible for any pre-existing Hazardous Materials in, on, under or about the Premises or any adjacent property, prior to the Commencement Date (including, without limitation, Hazardous Materials and contamination relating to the systems or improvements on Premises caused by Seagate and other prior tenants), or any migration of Hazardous Materials in, on, under or about the Premises or any adjacent property, at any time, unless caused by Tenant or a Tenant Party.

7.2.3 Uses Prohibited. Tenant shall not use, or permit the Premises, or any part thereof, to be used for any purpose or purposes other than the purpose or purposes for which the Premises are hereby leased as set forth in Section 7.1 above. Tenant shall, at its sole cost, comply with any and all requirements pertaining to the use of the Premises of any insurance organization or company necessary for the maintenance of reasonable fire and public liability insurance covering the Premises and appurtenances.

8. MAINTENANCE, REPAIRS AND ALTERATIONS.

8.1 Tenant’s Obligations.

8.1.1 Subject to the provisions of Sections 8 and 10, Tenant, at Tenant’s expense, shall keep the Premises and every part thereof in the same or better condition as received on the Commencement Date. Tenant shall keep all exterior areas of the Premises in a neat and orderly condition, and shall not allow trash, cartons, crates and so forth, to accumulate or be left laying in the parking lots or anywhere else on the Premises. Tenant expressly waives the benefit of any statute now or hereinafter in effect which would otherwise afford the Tenant the right to make repairs at Landlord’s expense or to terminate this Lease because of Landlord’s failure to keep the Premises in good order, condition and repair. The foregoing notwithstanding, Landlord acknowledges that the Premises includes improvements and systems that are mostly at or beyond normal useful life. Landlord further acknowledges that some of these improvements and systems are in poor condition, have had periods of non-use prior to Tenant’s prior occupancy of Premises under the Sublease, and the Premises contain certain special improvements and systems (in the building, on the roof, and on the exterior equipment pad) which Tenant has never used or maintained and Tenant has no intention to use same during the Term (such improvements and systems are referred to herein as “Inoperable Improvements and Systems”). Attached to this Lease as Exhibit D is a list of all the Inoperable Improvements and Systems. Tenant shall have no liability or obligation whatsoever to maintain, repair or replace any of the Inoperable Improvements and Systems. Landlord hereby acknowledges and agrees that Tenant’s maintenance and repair obligations hereunder are limited solely to those generic and primary non-specialized systems that can be maintained with normal maintenance and without the need for capital repair. It is further understood that there may be improvements and/or systems that, due to age and condition, are no longer practical to maintain without capital repair and/or replacement, and Tenant shall have the right to cease maintenance and/or repair relating to such improvements or systems; provided, however, that Tenant shall be obligated to maintain roof membrane repairs to the extent practical given the roof age and condition. Nothing herein shall obligate Tenant to be liable for any capital expenditures relating to system replacement on the Premises, including, without limitation, the HVAC described in Section 8.1.2 below.

8.1.2 HVAC Maintenance. Tenant shall keep all portions of the heating, ventilation and air conditioning (“HVAC”) in the same condition and repair as received on the Commencement Date, and subject to Section 8.1.1 above, shall be solely responsible for all maintenance and repairs to said systems. Notwithstanding the foregoing, Tenant shall not be liable and shall not be obligated to maintain or repair the specialty systems (including, but not limited, the chillers) on the roof or any system in the outside equipment pad areas, which are listed in Exhibit D, except and to the extent Tenant determines to operate such systems for Tenant’s operations. Tenant shall obtain Landlord’s written approval prior to performing any replacement, but nothing herein shall be deemed to obligate Tenant to perform any capital replacement. Tenant shall enter into a service contract on the building for the heating, ventilation and air conditioning equipment that Tenant uses. Landlord shall have the right, upon at least twenty-four (24) hours prior notice, except in the case of an emergency, to enter the Premises for inspection and if Tenant is not maintaining active operations at the Premises, Landlord shall have the right to obtain maintenance service of equipment that are Tenant’s obligations hereunder at a price and schedule as is reasonable and normal within the industry. Tenant shall reimburse Landlord pursuant to the provisions hereof.

8.1.3 On the last day of the Term hereof, or any sooner termination, Tenant shall surrender the Premises to Landlord in the same condition as received, broom clean, ordinary wear and tear and damage from casualty or condemnation excepted, subject to the terms of Section 8.2.4. Tenant shall repair any damage to the Premises occasioned by the removal of Tenant’s trade fixtures, furnishings and equipment pursuant to Section 8.2.4, which repair shall include the patching and filling of holes and repair/of structural damage. For the purposes hereof, “trade fixtures” refer to trade fixtures owned by Tenant. Trade fixtures shall not include any improvements or installations on or about the Premises, including but not limited to systems on the outside equipment pad areas that are not owned by Tenant and were put on the Premises by Landlord or any prior tenant, including Seagate. As of Commencement Date, Tenant’s trade fixtures include, but are not limited to, the coater system, the deionized water system, and six process equipment systems.

8.2 Alterations and Additions.

8.2.1 No Alterations. Tenant shall not, without Landlord’s prior consent, which consent shall not be unreasonably or arbitrarily withheld, conditioned or delayed, make any alterations, improvements, additions or Utility Installations (collectively, “Alterations”) in, or about the Premises, except for nonstructural alterations not exceeding $25,000.00 in cost per each six (6) month period (“Cosmetic Alterations”), which Tenant may make without Landlord’s consent. As used in this Section 8.2.1, term “Utility Installations” shall mean ducting, power panels, wiring, fluorescent fixtures, space heaters, conduits, air conditioning or plumbing. With respect to Alterations which Landlord’s consent is required, Landlord may require, at the time of approving Alterations which require Landlord’s consent (or with respect to Cosmetic Alterations, at least ninety (90) days prior to the expiration of the Term, or if the Term is sooner terminated, within thirty (30) days following such termination) that Tenant remove any or all of said Alterations at the expiration of the Term, and restore the Premises to its prior condition. With respect to Alterations which require Landlord’s consent, Landlord may require Tenant to provide Landlord additional reasonable security until Tenant has completed such Alterations and provide Landlord with documentation of final lien waivers. Except for Cosmetic Alterations, should Tenant make any alterations, improvements, additions or Utility Installations without prior approval of Landlord, Landlord may require that Tenant remove any and/or all of such. Notwithstanding this Section 8 to the contrary, Exhibit B sets forth a general concept of Alterations that may be performed by Tenant (“Alterations Remediation Work”) during the Term to repair, replace or improve certain existing improvements that are as of the date of this Lease in poor or inoperable condition such that if Tenant does not perform the Alterations Remediation Work, such existing improvements would likely be inoperable or unusable. Landlord hereby approves the Alterations Remediation Work without requiring Tenant to post additional security with Landlord. The Alterations Remediation Work shall be at Tenant’s sole cost and expense provided that Tenant shall not be liable or obligated for the restoration of such existing improvements subject to the Alterations Remediation Work.

8.2.2 Request for Alterations. Any Alterations which requires Landlord’s consent pursuant to Section 8.2.1 above shall be presented to Landlord in written form, with proposed detailed plans. If Landlord shall give its consent, the consent shall be deemed conditioned upon Tenant acquiring a permit (if required) to do so from the appropriate governmental agencies, the furnishing of a copy thereof to Landlord prior to the commencement of the work and the compliance by Tenant of all conditions of said permit in a prompt and expeditious manner.

8.2.3 Payment of Costs. Tenant is solely responsible for all costs associated with any additions or alterations to the Premises performed by or for Tenant, including any and all permit fees, license fees, utility charges or other fees or charges. Tenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use in the Premises, which claims are or may be secured by any mechanics’ or materialmen’s lien against the Premises or any interest therein. Tenant shall give Landlord not less than ten (10) days notice prior to the commencement of any work on the Premises and Landlord shall have the right to post notices of non-responsibility in or on the Premise as provided by law. If Tenant shall, in good faith, contest the validity of any such lien claim or demand, Tenant shall, at its sole expense, defend itself and Landlord against the same and shall pay and satisfy any such adverse, judgment that may be rendered thereon before the enforcement thereof against the Landlord or the Premises, upon the condition that if Landlord shall require, Tenant shall furnish to Landlord a surety bond satisfactory to Landlord in an amount equal to such contested lien claim or demand indemnifying Landlord against liability for the same and holding the Premises free from the effect of such lien or claim.

8.2.4 Removal. Upon the expiration or earlier termination of this Lease, Tenant shall not remove any original equipment installed by Landlord or permanent partitions, electrical or plumbing items or other alterations or additions added by Tenant; provided, however, Tenant shall remove any additions to the Premises made by Tenant if required pursuant to Section 8.2.1 above. Notwithstanding the foregoing, all personal property and trade fixtures shall be removed by Tenant, as described in Section 8.1.3 above. Any damage done to the Premises in connection with the removal by Tenant of any property shall be repaired at Tenant’s sole cost and expense. Unless removed as specified in this paragraph, all such alterations, additions, fixtures, trade fixtures and personal property left on the Premises shall at the expiration or earlier termination of this Lease become the property of Landlord and remain upon the Premises. All costs incurred by Landlord in the subsequent removal of trade fixtures and personal property or any other additions required to be removed by Tenant hereunder, and the repair of any damage associated with such removal, shall be reimbursed by Tenant to Landlord upon completion of such removal. Notwithstanding this Section 8 or anywhere else in this Lease to the contrary, and notwithstanding that Tenant currently occupies the Premises, Tenant shall not be liable or responsible for the removal and restoration of alterations, improvements and installations (including Utility Installations) existing as of the Commencement Date.

9. INSURANCE: INDEMNITY.

9.1 Landlord’s Insurance Requirements.

9.1.1 Type and Amount. Landlord shall maintain throughout the term of this Lease fire and extended coverage insurance, (and at Landlord’s election, earthquake and flood coverage) on the building comprising the Premises for an amount equal to 100% of the replacement cost of the building. Such insurance shall contain no coinsurance or contribution clauses, a replacement cost endorsement and reasonable deductibles, and shall indicate Landlord as the primary insured. Notwithstanding the payment by Tenant of the cost of insurance premiums with respect to the building or any alterations of the Premises, as are provided herein, Tenant acknowledges that it has no right to receive any proceeds from any such insurance policies and Landlord shall be the sole loss payee with respect to the insurance coverage set forth in this Section 9.1.1.

9.1.2 Insurance Premiums. Tenant shall pay, as Additional Rent hereunder, the cost of Landlord’s insurance set forth in Section 9.1.1 above. Said Additional Rent is due thirty (30) days after the date of mailing of the insurance statement.

9.1.3 Insurable Interest. With respect to said fire and extended coverage insurance, Landlord and Tenant agree that Landlord’s insurable interest in the Premises includes all improvements to the Premises, except Tenant’s removable trade fixtures or Tenant’s personal property which are insured by Tenant’s personal property insurance.

9.2 Tenant’s Insurance Requirements. Tenant shall, at its sole cost and expense, commencing as of the Commencing Date, and throughout the entire term of this Lease, procure, pay for and keep in full force and effect:

9.2.1 Comprehensive liability insurance with respect to the Premises and the operations of or on behalf of Tenant in, on or about the Premises, including but not limited to personal injury, product liability (if applicable), blanket contractual, broad form property damage liability coverage, in an amount not less than $2,000,000.00 per occurrence, with an aggregate limit of at least $4,000,000.00. Such policy shall contain the following provisions:

9.2.1.1 Severability of interest

9.2.1.2 Cross liability

9.2.1.3 An endorsement stating that all policies required pursuant to this Section 9.2.1 shall be primary and non-contributory .

9.2.2 Worker’s compensation coverage as required by law, together with employer’s liability coverage.

9.2.3 Business Auto Liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident.

9.2.4 Insurance of Tenant’s personal property against fire, vandalism, malicious mischief and such other additional perils as now are or hereafter may be included in an “All Risks” coverage.

9.2.5 Such policies shall also be written by an insurance company with a minimum AM Best’s rating of “A-:XII or better and authorized to do business in the State of California. All such insurance required by Tenant hereunder may be furnished by Tenant under any blanket policy carried by it or under a separate policy therefor. A copy of each paid up policy evidencing such insurance or a certificate of insurance evidencing such policy shall be delivered to Landlord prior to the Commencement Date, and upon renewals, prior to the expiration of such coverage. In no event shall the limits of any policy be considered as limiting the liability of Tenant under this Lease.

9.2.6 Each policy evidencing above insurance shall contain a provision including Landlord and any other parties in interest designated by Landlord as an additional insured and a waiver by Tenant’s insurers of any right to subrogation against Landlord, its agents, employees and representatives which arises or might arise by reason of any payment under such policy or by reason of any act or omission of Landlord, its agents, employees or representatives.

9.2.7 In the event that Tenant fails to maintain and pay for any insurance required by this Section 9.2, Landlord may (but without obligation to do so) upon written notice to Tenant procure such insurance and pay the premiums therefor, in which event Tenant shall repay Landlord all sums so paid by Landlord within ten (10) days following Landlord’s written demand to Tenant for such payment.

9.3 Waiver of Subrogation. Tenant and Landlord each hereby waives any and all rights of recovery against the other, or against the directors, officers, employees, agents or representatives of the other, for loss of or damage to such waiving party or its property or the property of others under its control to the extent such loss or damage is insured against under any insurance policy in force at the time of such loss or damage. Tenant shall, upon obtaining the policies of insurance required hereunder, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

9.4 Indemnity. Tenant shall defend, indemnify and hold harmless Landlord from and against any and all claims, damages, costs (including attorneys’ fees and court costs, even if on appeal), judgments and liabilities arising out of Tenant’s use of the Premises, or from the conduct of Tenant’s business arising from any act, neglect, fault or omission of Tenant, or of its agents, employees or invitees, or from any activity, work or things done, permitted or suffered by Tenant in or about the Premises or elsewhere and shall further defend, indemnify and hold harmless Landlord from and against any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from any negligence of the Tenant, or any of Tenant’s agents, contractors, or employees and from and against all costs, reasonable attorney’s fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon; and in case any action or proceeding be brought against Landlord by reason of any such claim, Tenant upon notice from Landlord shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to persons, in, upon or about the Premises arising out of Tenant’s use of the Premises and Tenant hereby waives all claims in respect thereof against Landlord.

9.5 Exemption of Landlord from Liability. Tenant hereby agrees that Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom or for damage to the goods, wares, merchandise or other property of Tenant, Tenant’s employees, invitees, customers, or any other person in or about the Premises, nor shall Landlord be liable for injury to the person of Tenant, Tenant’s employees, agents or contractors, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether the said damage or injury results from conditions arising upon the Premises or upon other portions of the building of which the Premises are a part, or from other sources or places, and regardless of whether the cause of such damage or injury or the means or repairing the same is inaccessible to Tenant unless, in each case, such injury or loss of income is the result of Landlord’s negligence or misconduct.

10. DAMAGE OR DESTRUCTION OF PREMISES: CONDEMNATION.

10.1 Insured Partial Damage. Subject to the provisions of Sections 10.3 and 10.4, if the Premises is damaged and such damage was caused by a casualty covered under an insurance policy required to be maintained pursuant to Section 9.1, Landlord shall at Landlord’s expense repair such damage as soon as reasonably possible and this Lease shall continue in full force and effect but Landlord shall not repair or replace Tenant’s fixtures, equipment or tenant improvements.

10.2 Uninsured Partial Damage. Subject to the provisions of Sections 9.3 and 9.4, if at any time during the Lease term hereof the Premises is materially damaged, except by a negligent or willful act of Tenant (in which event Tenant shall make the repairs, at its expense) and such damage was caused by a casualty not covered under an insurance policy required to be maintained by Landlord pursuant to Section 9.1, Landlord may at Landlord’s option either (i) repair such damage as soon as reasonably possible at Landlord’s expense, in which event this Lease shall continue in full force and effect or (ii) give written notice to Tenant within Thirty (30) days after the date of the occurrence or such damage of Landlord’s intention to cancel and terminate this lease in which event Tenant shall have the right within Ten (10) days after the receipt of such notice to give written notice to Landlord of Tenant’s intention to repair such damage, at Tenant’s expense, without reimbursement from Landlord, in which event this Lease shall continue in full force and effect and Tenant shall proceed to make such repairs as soon as reasonably possible. If Tenant does not give such notice within such Ten (10) day period, this Lease shall be canceled and terminated as of the date of the occurrence of such damage.

10.3 Total Destruction. If at any time during the term hereof the Premises is totally destroyed from any cause whether or not covered by the insurance required to be maintained by Landlord pursuant to Section 9.1 (including any total destruction required by any authorized public authority), this Lease shall automatically terminate as the date of such total destruction.

10.4 Damage Near End of Term. If the Premises is partially materially destroyed or damaged during the last Six (6) months of the Term of this Lease, either Landlord or Tenant may at its option cancel and terminate this Lease as of the date of occurrence of such damage by giving written notice to the other of its election to do so within Thirty (30) days after the date of occurrence of such damage.

10.5 Abatement of Rent; Tenant’s Remedies.

10.5.1 If the Premises is partially destroyed or damaged and Landlord or Tenant repairs or restores it pursuant to the provisions of this Section 10, the rent payable hereunder for the period during which such damage, repair or restoration continues shall be abated in proportion to the degree to which Tenant’s uses of the Premises is impaired. Except for abatement of rent, if any, Tenant shall have no claim against Landlord for any damage suffered by reason of any such damage, destruction, repair or restoration.

10.5.2 If Landlord shall be obligated to repair or restore the Premises under the provisions of this Section 10 and shall not have commenced such repair or restoration within Ninety (90) days after the date of the damage, or if repair or restoration has not been completed within one hundred eighty (180) days after the date of the commencement of the repairs, Tenant may, at Tenant’s option, cancel and terminate this Lease giving Landlord written notice of Tenant’s election to do so at any time prior to the commencement of such repair or restoration or within ten (10) days after the expiration of such 180-day, as the case may be . In such event this Lease shall terminate as of the date of such notice.

10.5.3 Termination - Advance Payments. Upon termination of this Lease pursuant to this Section 10, an equitable adjustment shall be made concerning advance rent and any advance payments made by Tenant to Landlord. Landlord shall, in addition, return to Tenant so much of Tenant’s Security Deposit as has not theretofore been applied by Landlord.

10.6 Condemnation. If the Premises or any portion thereof is taken under the power of eminent domain, or sold under the threat of the exercise of said power (all of which are herein called “Condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than Ten (10%) percent of the floor area of the improvements on the Premises, or more than Twenty-Five (25%) percent of the land area of the Premises which is not occupied by any improvements, is taken for Condemnation, Tenant may, at Tenant’s option, to be exercised in writing only within Ten (10) days after Landlord shall have given Tenant written notice of such taking (or in the absence of such notice, within Ten (10) days after-the condemning authority shall have taken possession of the Premises) terminate this Lease as of the date the condemning authority takes such possession of the

Premises. If Tenant does not terminate this Lease in accordance with the foregoing sentence, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the rent shall be reduced in the proportion that the floor area taken bears to the total floor area of the building situated on the Premises. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord, whether such award shall be made as compensation for diminution in value of its leasehold or for the taking of the fee, or as severance damages, provided, however, that Tenant shall be entitled to any award or loss caused by any damage to Tenant’s trade fixtures or removable personal property. In the event this Lease is not terminated by reason of such Condemnation, Landlord shall, to the extent of severance damages received by Landlord in connection with such Condemnation, repair any damage to the Premises caused by such Condemnation except to the extent that Tenant has been reimbursed therefor by the condemning authority. From the proceeds of any severance damages received by Tenant, to the extent that Tenant receives amounts in excess of the cost of damage to or loss of Tenant’s trade fixtures, removal of personal property, or Tenant’s improvements, Tenant shall pay any such excess to Landlord upon proof that such funds are spent to complete such building repairs.

11. UTILITIES. Tenant shall pay before delinquent all charges for water, gas, sewer, trash, heat, electricity, light, power, telephone and all other utilities and services supplied to the Premises, together with any taxes thereon.

12. ASSIGNMENT AND SUBLETTING.

12.1 Landlord’s Consent Required. Tenant shall not voluntarily or by operation of law assign, license, franchise, transfer, mortgage, sublet, hypothecate or otherwise transfer or encumber all or any part of Tenant’s interest in this Lease or in the Premises, and shall not sublet, franchise, change ownership or license all or any part of the Premises, without Landlord’s prior written consent in each instance, which consent shall not be unreasonably or arbitrarily withheld, conditioned or delayed. Any attempted assignment, license, franchise, transfer, mortgage, encumbrance, subletting or change of ownership without such consent, which consent shall not be unreasonably or arbitrarily withheld, conditioned or delayed, shall be void, shall confer no rights upon any third party and shall constitute a breach of this Lease. Without in any way limiting Landlord’s right to refuse to give such consent for any other reason or reasons, Landlord reserves the right to refuse to give such consent if in Landlord’s reasonable discretion and opinion the type or quality of the business operation conducted on the Premises or throughout any other portion of the land adjacent to the Premises is or may be in any way adversely affected during the term of the Lease by such proposed assignment, license, franchise, transfer, mortgage, encumbrance or subletting, or the financial worth of the proposed new tenant is less than that of Tenant. For purposes of this Lease, a sale, transfer, encumbrance or other assignment of 50% or more of the voting or economic interests of Tenant or of any entity controlling Tenant shall be deemed a transfer.

12.2 Tenant’s Request for Assignment or Sublease. In the event that Tenant desires at any time to assign this Lease or to sublet the Premises or any portion thereof, Tenant shall submit to Landlord, at least thirty (30) days prior to the proposed “effective date” of the assignment or sublease, in writing: (a) a notice of request for permission to assign or sublease, setting forth the proposed effective date; (b) the name of the proposed subtenant or assignee; (c) the nature of the proposed subtenant’s or assignee’s business to be carried on in the Premises; and (d) a current financial statement of the proposed assignee or subtenant.

12.3 Consent. Consent by Landlord to one assignment, subletting, occupation or use by another person shall not be deemed a consent to any subsequent assignment, subletting, occupation or use by another person.

12.4 No Release of Tenant. Regardless of Landlord’s consent, no subletting or assignment shall release Tenant of Tenant’s obligation or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder. The acceptance of rent by Landlord from any other person shall not be deemed a waiver by Landlord of any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignments or subletting. In the event of default by any assignee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said assignee. Landlord may consent to subsequent assignments or subletting of this Lease or amendments or modifications to this Lease with assignees of Tenant, by notifying Tenant, or any successors of Tenant, provided that such action shall not relieve Tenant of liability under this Lease.

12.5 Notwithstanding anything to the contrary in this Lease, Tenant may, without Landlord’s consent, and not subject to any recapture or bonus rent provisions, sublet the Premises or assign the Lease to: (i) a subsidiary, affiliate, division or corporation controlling, controlled by or under common control with Tenant; (ii) a successor corporation related to Tenant by merger, consolidation, nonbankruptcy reorganization, or government action; or (iii) an entity which acquires all or substantially all of Tenant’s assets or stock. The above is referenced hereafter as “Permitted Transfer” and the transferee thereunder as a “Permitted Transferee.” For the purpose of this Lease, sale of Tenant’s capital stock through any public exchange or issuances for purposes of raising financing shall not be deemed an assignment, subletting, or any other transfer of the Lease or the Premises.

13. DEFAULTS; REMEDIES

13.1 Defaults. The occurrence of any one or more of the following events shall constitute a material default and breach of this Lease by Tenant.

13.1.1 The abandonment of the Premises by Tenant.

13.1.2 The failure by Tenant to make any payment of rent or any other payment required to be made by Tenant hereunder as and when due, where such failure shall continue for a period of Three (3) days after written notice thereof from Landlord to Tenant.

13.1.3 The failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant, other than described in Section 13.1.2 above, where such failure shall continue for a period of Thirty (30) days after written notice hereof from Landlord to Tenant, provided, however, that if the nature of Tenant’s default is such that more than Thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commenced such cure within said Thirty (30) day period and thereafter diligently prosecutes such cure to completion.

13.1.4 (i) The making by Tenant of any general arrangements for the benefit of creditors; (ii) the filing by or against Tenant of petition to have Tenant adjudged bankrupt or a petition for reorganization or arrangements under any law relating to bankruptcy (unless in the case of a petition filed against Tenant, the same is dismissed within Sixty (60 days); (iii) if appointment of a trustee or receiver to take possessions of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where possession is not restored, Tenant within Thirty (30) days on or after attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease when such seizure is not discharged within Thirty (30) days.

13.1.5 The discovery by Landlord that any financial statement given to Landlord by Tenant, any assignee of Tenant, any Sublessee, any successor in interest of Tenant or any guarantor of Tenant’s obligation hereunder, and any of them, was materially false.

13.2 Remedies. Upon the occurrence of a material default as set forth in Section 13.1:

13.2.1 Landlord may re-enter the Premises with or without process of law and take possession of the same and of all equipment and fixtures of Tenant therein and expel or remove Tenant and all other parties occupying the Premises, using such force as may be reasonably necessary to do so without being liable to any prosecution for such re-entry or for the use of such force and without terminating the Lease, at any time and from time to time relet the Premises or any part thereof for the account of Tenant, for such term, upon such conditions and at such rent as Landlord may deem proper. In such event Landlord may receive and collect the rent from such re-letting and apply it against any amounts due from Tenant hereunder (including without limitation such expenses as Landlord may have incurred in recovering possession of the Premises, placing the same in good order and condition, repairing the same for re-letting, and all other expenses, commissions and charges including attorney’s fees which Landlord may have paid or incurred in connection with such repossession and re-letting). Tenant thereunder shall be under no obligation to see to the application by Landlord of any rent collected by Landlord nor shall Tenant have any right to collect any rent thereunder. Whether or not the Premises are re-let, Tenant shall pay Landlord all amounts required to be paid by Tenant up to the date of Landlord’s re-entry and thereafter Tenant shall pay Landlord, until the end of the term hereof, the amount of all rent and other charges required to be paid by Tenant hereunder, less the proceeds of such re-letting during the term hereof, if any, after payment of Landlord’s expenses as provided above. Such payments by Tenant shall be due at such times as are provided elsewhere in this Lease, and Landlord need not wait until the termination of this Lease to recover them by legal action or otherwise. Landlord shall not, by any re-entry or other act, be deemed to have terminated this Lease or the liability of Tenant for the total rent hereunder unless Landlord shall give Tenant written notice of Landlord’s election to terminate this Lease.

13.2.2 Landlord may give written notice to Tenant of Landlord’s election to terminate this Lease, re-enter the Premises with or without process of law and take possession of the same and of all equipment and fixtures therein, and expel or remove Tenant and all other parties occupying the Premises, using such force as may be reasonably necessary to do so, without being liable to any prosecution for such re-entry of for the use of such force. In such event Landlord shall thereupon be entitled to recover from Tenant the worth, at the time of such termination, of the excess, if any, of the rent and other charges required to be paid by Tenant hereunder for the balance of the term hereof (if this Lease had not been so terminated) over the then reasonable rental value of the Premises for the same period.

13.3 Default by Landlord. Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event later than Thirty (30) days after written notice by Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligation, provided, however, that if the nature of Landlord’s obligation is such that more than Thirty (30) days are required for performance, Landlord shall not be in default if Landlord commences performance within such Thirty (30) day period and thereafter diligently prosecutes the same to completion. Notwithstanding the foregoing, if Landlord defaults in performing any of its repair and maintenance obligations to the Premises as expressly stated in this Lease and such default creates a risk of imminent injury to person or substantial property damage, or unreasonably and materially interferes with Tenant’s ability to conduct its business at the Premises, and Landlord has not cured such default within fifteen (15) business days after Tenant shall have given Landlord written notice specifying such default, and in the case of any such default which cannot with due diligence and in good faith be cured within fifteen (15) business days, within such additional period, if any, as may be reasonably required to cure such default with due diligence and in good faith (it being intended that, in connection with any such default which is not susceptible of being cured with due diligence and in good faith within fifteen (15) business days, the time within which Landlord is required to cure such default shall be extended for such additional period as may be necessary for the curing thereof with due diligence and in good faith), then Tenant, without being obligated to do so, shall have the right, but not the obligation, to perform the repair or maintenance obligation to the Premises which Landlord failed to perform. The full amount of the reasonable costs and expenses so incurred by Tenant (the “Reimbursable Costs”) shall be paid by Landlord to Tenant, within thirty (30) days after written demand therefor (provided that such written demand is accompanied by reasonable documented evidence of the Reimbursable Costs). Tenant shall give advance notice by telephone to the individual from time to time designated by Landlord to receive such notice of Tenant’s intentions to exercise its rights under this Section only in the case of an emergency.

13.4 Indemnity of Landlord for Mitigation. Such efforts as Landlord may make to mitigate the damage caused by Tenant’s breach of this Lease shall not constitute a waiver of Landlord’s right to recover damages against Tenant hereunder, nor shall anything herein contained affect Landlord’s right to indemnification against Tenant for any liability arising prior to the termination of this Lease for personal injuries or property damage, and Tenant hereby agrees to indemnify and hold Landlord harmless from any such injuries and damages, including all reasonable attorneys’ fees and costs incurred by Landlord in defending any action brought against Landlord for any recovery thereof, and in enforcing the terms and provisions of this indemnification against Tenant.

13.5 No Waiver. Nothing contained in this Section 13 shall in any way diminish or be construed as waiving any of Landlord’s other remedies as provided elsewhere in this Lease or by law or in equity.

14. BROKERS. Landlord and Tenant respectively represent that there are no brokers or other intermediaries entitled to receive brokerage commissions or fees or other compensation out of or with respect to this Lease except for Colliers International (“Broker”). At the Commencement Date, and only if the Lease actually commences, Landlord shall pay to Broker a brokerage commission, the amount of which shall be as specified in a separate agreement between Landlord and Broker. Landlord and Tenant shall indemnify and save and hold each other harmless from and against all claims, suits, damages and costs incurred or resulting from the claim of any person, except Broker (payment of Broker being Landlord’s responsibility), that a commission, fee or remuneration is due in connection with this Lease pursuant to a written agreement made with said claimant.

15. CONDITION PRECEDENT. The Parties’ obligation to perform under this Lease shall be subject to the execution of the lease termination by and between Landlord and Seagate with respect to the Existing Lease, and the execution and delivery of the Sublease termination agreement by and between Seagate and Tenant with respect to the Sublease, as described in Section 2.2 above.

16. GENERAL PROVISIONS.

16.1 Estoppel Certificate.

16.1.1 Tenant shall at any time upon not less than Ten (10) business days prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the rent and other charges are paid in advance, if any, and (ii) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of the Landlord hereunder, or specifying such defaults if any are claimed. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises.

16.1.2 Tenant’s failure to deliver such statement within such time shall be conclusive upon Tenant (i) that this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) that there are no uncured defaults in Landlord’s performance and (iii) that not more than One (1) month’s rent has been paid in advance.

16.1.3 If Landlord desires to finance, refinance or sell the Premises, or any part thereof, Tenant hereby agrees to deliver to any lender or prospective buyer designated by Landlord such financial statements of Tenant as may be reasonably required by such lender or prospective buyer. Such statements shall include the past two (2) years of financial statements of Tenant. All such financial statements shall be received by Landlord in confidence and shall be used only for the purposes herein set forth.

16.2 Landlord’s Liability. The term “Landlord” as used herein shall mean only the owner or owners at the time in question of the fee title or a lessee’s interest in a ground lease of the Premises in the event of any transfer of such title or interest. Landlord herein named (and in case of any subsequent transfers) shall be relieved from and after the date of such transfer of all liability with respect to Landlord’s obligations thereafter to be performed, provided that any funds in the hands of Landlord at the time of such transfer, in which Tenant has an interest, shall be delivered to the transferee. The obligation contained in this Lease to be performed by Landlord shall, subject as aforesaid, be binding on Landlord’s successors and assigns only during their respective period of ownership.

16.3 Landlord’s Limited Liability. The liability of Landlord under this Lease shall be limited to Landlord’s interest in the Premises. Tenant agrees to look solely to Landlord’s interest in the Premises for the satisfaction of any liability, duty or obligation of Landlord with respect to this Lease, or the relationship of Landlord and Tenant hereunder, and no other assets of Landlord shall be subject to any liability therefor. In no event shall Tenant seek, and Tenant does hereby waive, any recourse against constituent members of Landlord, or any of their respective personal assets, for such satisfaction.

16.4 Severability. The invalidity of any provision of this Lease as determined by a court of competent jurisdiction, shall in no way affect the validity or any other provision hereof.

16.5 Interest on Past Due Obligations. Except as expressly herein provided, any amount due to Landlord not paid when due shall bear interest at 10% per annum from the date due. Payment of such interest shall not excuse or cure any default by Tenant under this Lease

16.6 Time of Essence. Time is of the essence of this Lease.

16.7 Captions. Section captions are not a part hereof.

16.8 Incorporation of Prior Agreements; Amendments. This lease contains all agreements of the Parties with respect to any matter mentioned herein. No prior agreement or understanding pertaining to any such matter shall be effective. This Lease may be modified in writing only, signed by the Parties in interest at the time of the modification. Except as otherwise stated in this Lease, Tenant hereby acknowledges that the Landlord and/or any employees or agents of Landlord have made no oral or written warranties or representations to Tenant relative to the condition or use by Tenant of said Premises and Tenant acknowledges that Tenant assumes all responsibility regarding the Occupational Safety Health Act, the legal use and adaptability of the Premises and the compliance thereof with all applicable laws and regulations in effect during the term of this Lease except as otherwise specifically stated in this Lease.

16.9 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by U.S. mail, registered or certified, return receipt requested, postage prepaid, or by overnight delivery service showing receipt of delivery, or by personal delivery, by electronic mail (so long as receipt is acknowledged or otherwise confirmed) and shall be deemed sufficiently given if addressed to Tenant or to Landlord at the address noted below the signature of the respective Parties, as the case may be. Either party may by notice to the other specify a different address for notice purposes except that upon Tenant’s taking possession of the Premises, the premises shall constitute Tenant’s address for notice purposes. A copy of all notices required or permitted to be given to Landlord hereunder shall he concurrently transmitted to such party at such addresses as Landlord may from time to time hereafter designate by notice to Tenant.

16.10 Waivers. No waivers by Landlord of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Tenant of the same or any other provision. Landlord’s consent, which consent shall not be unreasonably or arbitrarily withheld for or approval, of any act shall not be deemed to render unnecessary the obtaining of Landlord’s consent, which consent shall not be unreasonably or arbitrarily withheld for or approval, of any subsequent act by Tenant. The acceptance of rent hereunder by Landlord shall not be a waiver of any preceding breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent.

16.11 Recording. Tenant shall not record this Lease without Landlord’s prior written consent, which consent shall not be unreasonably or arbitrarily withheld, and such recordation shall, at the option of Landlord, constitute a non-curable default of Tenant hereunder. Either party shall, upon request of the other, execute, acknowledge and deliver to the other a “short form” memorandum of this Lease for recording purposes.

16.12 Holding Over. If Tenant remains in possession of the Premises or any part thereof after the expiration of the Term hereof without the express written consent of Landlord, such occupancy shall be a tenancy from month to month at a rental rate in the amount of One Hundred Fifty percent (150%) of the last monthly Base Rent plus one hundred percent (100%) of all other charges payable hereunder, and upon all terms hereof which will be applicable to a month to month tenancy.

16.13 Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

16.14 Covenants and Conditions. Each provision of this Lease that is to be performed by the Parties shall be deemed both a covenant and a condition.

16.15 Binding Effect; Choice of Law. Subject to any provisions hereof restricting assignment or subletting by Tenant and subject to the provisions of Section 12, this Lease shall bind the Parties, their personal representatives, successors and assigns. This Lease shall be governed by the laws of the State of California.

16.16 Subordination.

16.16.1 This Lease, at Landlord’s option, shall be subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation for security now or hereafter placed upon the real property of which the Premises is a part and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding such subordination, Tenant’s continued right to quiet possession of the Premises shall not be disturbed if Tenant is not in default of the Lease beyond applicable notice and cure periods and so long as Tenant shall pay the rent and observe and perform all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms. If any mortgagee, trustee or ground landlord shall elect to have this Lease prior to the lien of its mortgage, deed of trust, or ground lease, and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such mortgage, deed of trust, or ground lease whether this Lease is dated prior or subsequent to the date of said mortgage, deed of trust or ground lease or the date of recording thereof. As of the date of this Lease, the Property is not subject to a loan and there is no mortgage or deed of trust recorded against the Property.

16.16.2 Tenant agrees to execute any documents required to effectuate such subordination or to make this Lease prior to the lien of any mortgage, deed of trust or ground lease, as the case may be.

16.17 Attorney’s Fees. If either party brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, on trial or appeal, shall be entitled to its reasonable attorney’s fees to be paid by the losing party as fixed by the court.

16.18 Landlord’s Access. Landlord and Landlord’s agents shall have the right to enter the Premises at reasonable times with reasonable notice (at least 24 hours in advance) to Tenant for the purpose of inspecting the same, showing the same to prospective purchasers, lenders, or tenants, and making such alterations, repairs, improvements or additions to the Premises or to the building of which they are a part as Landlord may deem necessary or desirable subject to Tenant’s reasonable approval. Tenant shall have the right to request execution of a Confidentiality and Proprietary Rights Agreement from the Landlord or Landlord’s agents. Landlord may at any time place on or about the Premises any ordinary “For Sale” signs and Landlord may at any time during the last One Hundred Twenty (120) days of the Term place on or about the Premises any ordinary “For Lease” signs, all without rebate of rent or liability to Tenant.

16.19 Signs and Auctions. Tenant shall not place any sign upon the Premises or conduct any auction thereon without Landlord’s prior written consent, which consent shall not be unreasonably or arbitrarily withheld.

16.20 Merger. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation thereof, or a termination by Landlord, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.

16.21 Corporate Authority. Since Tenant is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the bylaws of said corporation and that this Lease is binding upon said corporation in accordance with the terms of the Lease. Tenant shall, within Thirty (30) days after request by Landlord, deliver to Landlord a certified copy of a resolution of the Board of Directors of said corporation authorizing or ratifying the execution of this Lease.

16.22 Quiet Possession. Upon Tenant paying the rent required hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire Term hereof subject to all of the provisions of this Lease.

16.23 Storage. It is agreed that unless specific exterior areas are included in the Lease, no exterior storage shall be allowed on the Premises, including vehicles belonging to Tenant. Notwithstanding the foregoing, Tenant shall be permitted to use certain exterior areas of the Premises for Tenant’s business operations, including, but not limited to, small product demo and test installations, provided Tenant obtained Landlord’s prior, written approval for such use.

16.24 Exhibits. Exhibits A, B, C and D are attached hereto and are made a part of this Lease.

16.25 Sale of Premises by Landlord. In the event of any sale of the Premises by Landlord, provided Landlord has obtained a written assumption agreement from Landlord’s successor in interest to this Lease of Landlord’s obligations under this Lease (whether as part of the purchase contract or under a separate instrument), Landlord shall be and is hereby entirely freed and relieved of all liability under any and all of its covenants and obligations contained in or derived from this Lease arising out of any act, occurrence or omission occurring after the consummation of such sale; and the purchaser at such sale or any subsequent sale of the Premises shall be deemed, without any further agreement between the Parties or their successors in interest or between the Parties and any such purchaser, to have assumed and agreed to carry out any and all of the covenants and obligations of Landlord under this Lease.

16.26 Abandonment. Tenant shall not abandon the Premises at any time during the term of this Lease. The Premises shall be deemed abandoned by Tenant and this Lease shall terminate, without prejudice to any of Landlord’s other rights hereunder, if Landlord gives written notice of its belief of abandonment in compliance with California law and Tenant fails to give Landlord written notice of its intent not to abandon the Premises in compliance with California law.

16.27 Insolvency of Tenant. In the event all or substantially all of Tenant’s assets are placed in the hands of a receiver or trustee, and in the event such receivership or trusteeship shall continue for a period of ten (10) days, or should Tenant make an assignment for the benefit of creditors, then this Lease or any interest in and to the Premises which Tenant may have shall not become an asset in any of such proceedings and, in any of such events and in addition to any and all rights or remedies of Landlord hereunder or as provided by law, Landlord shall have the option to declare the term hereof ended, to re-enter the Premises and take possession thereof and remove all persons therefrom, and Tenant shall have no further claim therein or hereunder.

16.28 Arbitration.

16.28.1 Any controversy arising out of or relating to this Lease or the alleged breach of this Lease (other than a claim by Landlord for unlawful detainer) shall be resolved by binding arbitration in accordance with the terms of this Article. A “Controversy” shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising on connection with, or in any way pertaining to, this Lease, the Premises, or any past, present or future transactions or obligations of any kind related directly or indirectly to the Lease or the Premises, except for a dispute in determining fair market value rent under Section 3.3 above. Any Party who fails or refuses to submit to arbitration following a lawful demand by any other Party shall bear all cost and expenses incurred by such other Party in compelling arbitration of any controversy.

16.28.2 Arbitration proceedings shall be administered by the American Arbitration Association (“AAA”) in accordance with the AAA Commercial Arbitration Rules, or such other recognized arbitration or private judge service upon which the Parties shall mutually agree. A single arbitrator shall be appointed promptly but in no event later than sixty (60) days from the administrator’s receipt of a written request for arbitration. In selecting the arbitrator, the provisions of Section 1297.121 of the Code of Civil Procedure shall apply, and an arbitrator may be challenged by any party for any of the grounds listed in that Section. In the event any party fails to participate in any phase of the appointment process as set forth in this Section, the arbitrator originally selected by the other party shall preside over the arbitration proceedings and shall decide the controversy, notwithstanding the non-participation of such party.

16.28.3 The arbitrator must be an active member of the California State Bar or retired judges of the state or federal judiciary of California, with expertise in the substantive law applicable to the subject of the controversy. The arbitrator is empowered to resolve controversies by summary rulings in response to motions filed prior to the final arbitration hearing. The arbitrator: (i) shall resolve all controversies in accordance with the substantive law of the State of California, and to the extent applicable, the federal law of the United States, (ii) may grant any remedy or relief that a court of the State of California could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure, and other applicable law.

16.28.4 Arbitration shall take place in Santa Clara County or such other location the Parties shall mutually agree upon. The hearing before the arbitrator shall be at the time and place selected in accordance with the rules governing the arbitration. If the rules do not specify a date by which the arbitration is to commence, then at a time agreed to by the Parties, and if the Parties cannot agree, at a date selected by the arbitrator. The arbitrator shall select such time and place promptly after being appointed and shall give notice of such hearing to each Party at least thirty (30) days prior to the date so fixed.

16.28.5 The decision of that arbitrator shall be binding and conclusive on the Parties. No arbitrator shall sit twice on the same controversy. The submission of controversy to arbitration and decisions shall be a condition precedent to any right of legal action regarding the controversy. Judgment upon any award rendered in arbitration may be entered in any court having jurisdiction.

16.28.6 The prevailing party shall be entitled to an award of reasonable attorney’s fees including any and all other costs incurred in bringing or defending the arbitration, as decided by the arbitrator.

The Parties hereto have executed this Lease at the place specified immediately adjacent to their respective signatures.

[Signatures begin on the next page]

IN WITNESS WHEREOF, the Parties have caused this Lease to be executed as of the day and year first above written.

LANDLORD:		TENANT:

BRYAN FAMILY PARTNERSHIP II, LTD.,		SOLADIGM, INC.,
A California limited Partnership		a Delaware limited liability company

By: BFZ, LLC a California limited liability Company, General Partner		By:	/s/ Michael Armsby
		Its:	CFO

By:	/s/ Ross E. Bryan	Date:	May 31, 2012
Ross E. Bryan, Managing Manager

Date:	5-31-12	Address:	195 S Milpitas Blvd Milpitas CA 95035

By:	/s/ John D. Frazer
John D. Frazer, Jr., Manager

Date:	May 31, 2012

By:	/s/ Diana B. Zinser
Diana B. Zinser, Manager

Date:	May 31, 2012

Address:	c/o Dan Amend
Toeniskoetter Development
1960 The Alameda, Suite #20
San Jose, California, 95126

EXHIBIT A

DESCRIPTION OF PREMISES

LEGAL DESCRIPTION:	APN 086-39-023 and 086-39-030

All that certain real property situated in the City of Milpitas, County of Santa Clara, State of California, described as follows:

PARCEL 1, as shown upon that certain Map entitled, “PARCEL MAP, ALL OF PARCELS 19 AND 21 OF THE PARCEL MAP RECORDED IN BOOK 461 OF MAPS, PAGES 36 AND 37, SANTA CLARA COUNTY RECORDS AND A PORTION OF THE MILPITAS RANCHO, CITY OF MILPITAS, CALIFORNIA”, which Map was filed for record July 3, 1984 in Book 531 of Maps at Page 17, Santa Clara County Records

EXHIBIT B

APPROVED REMEDIATION OF EXISTING ALTERATIONS

MEP systems upgrade and maintenance Tenant will potentially be doing at its expense during Lease term

System		Status of Existing Elements	Upgrade Proposal
1.	Chiller & Chilled Water Pumps	2 of 3 chillers are operational, one of the operational chillers has not received preventive maintenance for some years. 2 of the 3 chilled water circulating pumps are operational.	Perform preventive maintenance on chiller #1, following improvement of tower capacity. Alternate the load between chiller #1 and chiller #3.

2.	Cooling Towers and Condenser Water Pumps	The 3 cooling towers are in extremely bad condition. However, cooling towers #2 and #3 can be operated together to provide sufficient cooling to support one chiller. Cooling tower #1 is problematic. Condensor water isolation valves are stuck in place.

Remove cooling tower #1, replace with a new cooling tower of equivalent capacity. Revise existing piping, repair valves so that either new tower #1 or coupled towers #2 and #3 can be aligned to support chiller #1 or #3. A reconfiguration of the chilled water piping will be required during the removal and tower replacement phase to allow for uninterupted operation.

ALTERNATIVE - Invesigate rental of air- cooled chiller to replace existing system.

3.	Process Cooling Water System	A single, plate and frame heat exchanger and two vertical PCW circulation pumps exist. The system is in relatively good condition.	Improve the preventive maintenance procedures to assure continued operation.

4.	Boiler	One of two boilers is operational. The second boiler is being used for spare parts.	Refine the preventive maintenance procedures to ensure reliable boiler operation.

5.	Clean Dry Air	Two CDA compressors are currently operational. The capacity of one compressor exceeds the demand. The current desiccant bed dryer is functional.	Improve the preventive maintenance procedures to assure reliable operation of the compressors, switch one to the other weekly, refurbish the desiccant bed dryer.

6.	DI Water	Small dedicated DI system.	Review maintenance procedures to ensure continued operation of DI water supply.

7.	Rooftop Air Handler	Multiple air handlers support operations in clean room areas.	Refine Preventive Maintenance procedures

8.	Electrical Power System	Multiple 480 volt sources, transformers, distribution panels.	Perform a thermal scan on all operating equipment, repair/replace identified problems.

9.	Roofing	Existing roof leaks.	Review the condition of existing roof above criticial operating areas. Evaluate foam overlay and/or other alternatives for roof repair.

10.

EXHIBIT C

APPROVED LIST OF HAZARDOUS MATERIALS USED BY TENANT

Name	Largest Container	Annual Waste Amount	Units
PROPYLENE CARBONATE (+,-)	0.1321		Gallons
OIL, HYDROTREATED LIGHT NAPTHENIC DISTILLATE	55	220	Gallons
DIETHYL CARBONATE	0.2642		Gallons
ISOPROPANOL	30	90	Pounds
OXYGEN	308		Cubic Feet
Lithium Perchlorate	0.1102		Pounds
Lithium foil	0.0551		Pounds
Lithium	0.6614	24	Pounds
Ethylene glycol diacrtate	0.6605		Gallons
Oxalic Acid	0.2205		Pounds
Helium	308		Cubic Feet
Ar/02 5%	250		Cubic Feet
Ar/H 5%	250		Cubic Feet
PETROLEUM ETHER	1	3	Gallons
Dow Corning 982 Silicone insulating glass sealant - base	55	5	Gallons
Mixture of inorganic and organic compounds	5.0194		Gallons
Silicone compound	595.242		Pounds
Silicone elastom er	551.15		Pounds
Methyl Siloxane	6.3933		Pounds
Mixed Solvent Waste	5	30	Gallons
Solvent Contaminated Wipes	30	90	Pounds
Solvent Contaminated Wipes	30	90	Pounds
Argon 95%/Oxygen 5%	250		Cubic Feet
Argon 95%/Hydrogen 5%	250		Cubic Feet
Dow Corning NSG curing agent	5	3	Gallons
HEXANE	0.2642	0.27	Gallons
AMMONIUM HYDROXIDE	0.1321		Gallons
STEARIC ACID	5.0194		Gallons
ARGON COMPRESSED	250		Cubic Feet
HYDROCHLORIC ACID	0.1321		Gallons
HYDROGEN PEROXIDE	0.1321		Gallons
ACETONE	1.0567	6	Gallons
METHANOL	1.0567	0.8	Gallons
POTASSIUM HYDROXIDE LIQUID	55		Gallons
CARBON DIOXIDE	250		Cubic Feet
NITROGEN, LIQUID	396.27		Gallons
ARGON, LIQUID	47.5524		Gallons
NITROGEN	308		Cubic Feet
LIQUEFIED PETROLEUM GAS (LPG)	11		Cubic Feet
SODIUM HYDROXIDE 0.5-10%	0.2642		Gallons

EXHIBIT D

INOPERABLE IMPROVEMENTS AND SYSTEMS

Item	System	Operatioal Status	Location	Comment
1	AC-1 (w/sw amp cooler)	Not Operational	Roof	Not Used
2	AC-5	Not Operational	Roof	Not Used
3	AC-6	Not Operational	Roof	Not Used
7	AH-10	Not Operational	Roof	Not Used
4	AH-11	Not Operational	Roof	Not Used
5	AH-12	Not Operational	Roof	Not Used
6	AH-13	Not Operational	Roof	Not Used
8	AH-5	Not Operational	Roof	Not Used
9	AH-6	Not Operational	Roof	Not Used
10	AH-7	Not Operational	Roof	Not Used
11	Alzeta-Burn Box, 2 burners and support equipment	Not Operational	Roof	Not Used
12	AWN (“The Pit”) Grey Tanks (two), two pumpd, control center and piping	Not Operational	North Pad/Pit	Not Used
13	Boiler - MDW (two) on skid	Not Operational	Roof - east/southeast	Not Used
14	Boiler #1	Not Operational	North Pad	Not Used
15	Boiler tank and plumbing	Not Operational	Roof - east/southeast	Not Used
16	Compressors - CDA, two	Not Operational	North Pad	Not Used
17	DI Water System - Skid (motor/vessels), Control system, 4 penguin pumps, 2 water tanks, chemical tanks, filtration system and piping	Not Operational	West & Northwest pad	Not Used
18	EF-00	Not Operational	Roof	Not Used
19	EF-18	Not Operational	Roof	Not Used
20	Industrial Vacuum System 4 pumps, piping	Not Operational	Roof	Not Used
21	In-house Vacuum system - 8 systems, turbines, motors, control center and piping	Not Operational	Roof	Not Used
22	MAH-01	Not Operational	Roof	Not Used
23	MDW-1	Not Operational	Roof - southeast	Not Used
24	MDW-3	Not Operational	Roof - southeast	Not Used
25	MDW-4	Not Operational	Roof - southeast	Not Used
26	MU-6	Not Operational	Roof	Not Used
27	OE Tool exhaust fan	Not Operational	Roof	Not Used
28	Process Vacuum System #1 - Pumps and piping	Not Operational	Roof - SE	Not Used
29	Process Vacuum System #2 - Pumps and piping	Not Operational	Roof	Not Used
30	Process Vacuum System #3- Pumps and piping	Not Operational	Roof	Not Used
31	Process Vacuum System #4 - Pumps and piping	Not Operational	North Pad 2nd level	Not Used
32	RAH-01	Not Operational	Roof	Not Used
33	RAH-02	Not Operational	Roof	Not Used
34	Smog Hog	Not Operational	Roof	Not Used
35	TF-2	Not Operational	Roof	Not Used
36	TF-4	Not Operational	Roof	Not Used
37	TF-6	Not Operational	Roof	Not Used
38	TF-9	Not Operational	Roof	Not Used
40	Chiller #2	Not Operational	West Pad	Not Used
Additional Items: Associated piping, ductwork, and support platform for above

ADDENDUM I TO INDUSTRIAL LEASE AGREEMENT

by and between

BRYAN FAMILY PARTNERSHIP II, LTD., a California limited partnership, as

Landlord, and SOLADIGM, INC., a Delaware corporation, as Tenant

Property Address: 195 S. Milpitas Boulevard, Milpitas, CA 95035

This Addendum is incorporated into and made a part of that certain Industrial Lease Agreement (“Lease”) dated for reference purposes May 31, 2012, as described above. In the event of any conflict between the terms of the Lease and the terms of this Addendum, the terms of this Addendum shall prevail.

To the Lease, the following paragraph is added:

17. Notwithstanding Section 9.1.2 of the Lease or anywhere else in the Lease to the contrary, Tenant’s obligation to pay or reimburse Landlord for earthquake and/or flood insurance premium obtained by Landlord pursuant to the terms of the Lease shall not exceed Sixty Thousand Dollars ($60,000.00) per year.

Except as modified herein, all other terms and conditions of the Lease remain in full force and effect.

LANDLORD:		TENANT:

BRYAN FAMILY PARTNERSHIP II, LTD.,		SOLADIGM, INC.,
a California limited Partnership		a Delaware limited liability company

By: BFZ, LLC a California limited liability Company, General Partner		By:	/s/ Michael Armsby
		Its:	CFO

By:	/s/ Ross E. Bryan	Date:	May 31, 2012
Ross E. Bryan, Managing Manager

Date:	5-31-12

By:	/s/ John D. Frazer
John D. Frazer, Jr., Manager

Date:	May 31, 2012

By:	/s/ Diana B. Zinser
Diana B. Zinser, Manager

Date:	May 31, 2012